117



                  AMENDMENT TO EMPLOYMENT AND AWARD AGREEMENTS
                  --------------------------------------------


     This Amendment to Employment and Award Agreements (this "Amendment") is entered into as of April 18, 1996 (so as to be effective: (i) in the case of the Employment Agreement (as defined below) as of the 1st day of April, 1996; and
(ii) in the case of the  Award  Agreements  (as  defined  below) as of April 15,
1996) by and between Mark D. Thompson ("Employee") and Cardinal Realty Services, Inc., an Ohio corporation ("Employer").


                                    RECITALS:
                                    ---------

         A. Employee and Employer are parties to that certain Employment Agreement dated as of April 1, 1996 (the "Employment Agreement").

         B. Pursuant to the Employment Agreement, Employee has received certain Restricted and Deferred Share Awards ("Share Awards") of Employer's common stock, no par value (the "Stock") under Employer's Amended and Restated 1992 Incentive Equity Plan (the "Incentive Equity Plan"), as well as Employer's agreement to issue or deliver "Matching Stock" to Employee, as follows:

                  1. Deferred Share Award related to Employee's Stock Bonus (as defined in the Employment Agreement) pursuant to Section 3(b), clauses
         (iv) and (v), of the Employment Agreement and that certain Deferred Shares Agreement dated as of April 15, 1996 between Employer and Employee;

                  2. Seven thousand five hundred (7,500) shares of Restricted Stock pursuant to Section 3(d)(i) of the Employment Agreement and that certain Restricted Shares Agreement (Stock Award) between Employer and Employee dated as of April 15, 1996;

                  3. Nine thousand (9,000) shares of Restricted Stock pursuant to Section 3(d)(ii) of the Employment Agreement and that certain Restricted Shares Agreement (Market Cap) between Employer and Employee dated as of April 15, 1996; and

                  4. Employer's agreement (as set forth in Section 3(c) of the Employment Agreement) to issue up to five thousand (5,000) shares of Stock to Employee on account of each share of Stock which Employee purchases for his own account from April 1, 1996 through March 31, 1997.

         C. Employer has afforded Employee and certain other senior executive officers of Employer with the opportunity to defer federal income taxes which may otherwise be payable on account of the issuance or vesting of shares of the Stock by establishing an Executive Deferred Compensation Plan dated April 18, 1996 (the "Deferred Compensation Plan") and by entering into that certain Executive Deferred Compensation Rabbi Trust Agreement between Employer and The
Provident Bank, a state chartered bank, as Trustee (together with its successors, "Trustee"), dated as of April 18, 1996 (the "Trust Agreement").


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                                      118


         D. Employee has heretofore taken steps to defer federal income taxes otherwise payable in respect of the issuance or vesting of shares of the Stock by executing that certain equity deferral election dated April 1, 1996 thereby electing to defer his actual receipt of the Stock pursuant to a Deferred Compensation Arrangement and Rabbi Trust to be established by Employer.

         E. Employer has now formally adopted the Deferred Compensation Plan and entered into the Trust Agreement and, pursuant to Employee's prior election, Employee and Employer desire to cause the Stock to be issued to and held by the Trustee for his benefit in accordance with the Trust Agreement.

         F. Employer and Employee desire to refine the provisions in the Employment Agreement for Employee's Cash Bonus (as defined in the Employment Agreement) and Stock Bonus.

                                   AMENDMENTS
                                   ----------

         1. Amendments to Award Agreements. Concurrently with the execution and delivery of this Amendment, Employer and Employee will execute and deliver Amended and Restated Award Agreements in the forms of Exhibits "A" through "C" hereto. The Amended and Restated Award Agreements will provide that all Restricted and Deferred Shares will be issued to the Trustee for the benefit of Employee in accordance with the provisions of the Deferred Compensation Plan and Trust Agreement. The Award Agreements will also eliminate any references to the Incentive Equity Plan inasmuch as the Stock formerly subject to the Share Awards will not be issued under the Incentive Equity Plan.

         2. Amendments to Employment Agreement. The Employment Agreement is hereby amended as follows:

                  (a) The words "taxes, depreciation and amortization" are hereby deleted from Section 3(b)(i) of the Employment Agreement and the following words are hereby added to Section 3(b)(i) of the Employment Agreement following the word "interest" as it appears in the fifth line thereof: "(excluding, however, interest expense on account of mortgage loans secured by real property in which the Company retains, directly or indirectly, a one hundred percent (100%) equity ownership interest), taxes, depreciation and amortization; with such earnings, however, being further adjusted so as to exclude all non-recurring items, including, without limitation, loan fees which the Company receives from limited partnerships or other entities in which it retains a minority interest and the accounts of which are not consolidated in the Company's financial statements, net income from disposal of non-core assets, restructuring costs and all other extraordinary gains or losses; all as".

                  (b) The third entry in the table set forth in Section 3(b)(i) of the Employment Agreement is hereby deleted in the following entry is substituted therefore:

Greater than 110%                        Additional Percentage Increase in
up to 120%                               Comparison EBITDA (above 110%)
                                         multiplied by 2; plus, if applicable,
                                                                --------------

                  (c) The dollar amount $9,072,649 relating to "Comparison EBITDA" as it appears in Section 3(b)(ii) of the Employment Agreement is hereby deleted and the dollar amount "$7,606,000" is hereby substituted therefor.

                  (d) The  words  "the  Employer's  Incentive  Equity  Plan,  as
         amended,   and"  are  hereby  deleted  from  Section  3(b)(iv)  of  the
         Employment Agreement.

                  (e) The last sentence of Section 3(b)(v) of the Employment Agreement is hereby deleted and the following sentence is substituted therefor: "No fractional share shall be payable to Employee in connection with the Stock Bonus, but Employee will be entitled to a cash payment equal to the dollar value of any fractional share to which he would otherwise be entitled under the Stock Bonus, to be paid to Employee together with the payment of Employee's Cash Bonus hereunder."

                  (f) The words  "shall  issue to  Employee"  as they  appear in
         Section 3(c) of the Employment Agreement are hereby deleted and the following language is substituted therefor: "shall issue to The
         Provident Bank, a state chartered bank, in its capacity as Trustee under that certain Executive Deferred Compensation Rabbi Trust Agreement dated as of April 18, 1996 (the "Trust Agreement"), or any successor trustee thereunder ("Trustee"), for the benefit of Employee".

                  (g) The second sentence of Section 3(c) of the Employment Agreement is hereby deleted and the following sentence is substituted therefor: "Any Matching Stock which Trustee is entitled to receive from Employer shall be issued to Trustee within thirty (30) days of Employee's purchase of any shares of Common Stock and shall be subject to all restrictions and limitations imposed by applicable state and federal securities laws and regulations."

                  (h) The words "to the terms of Employer's Incentive Equity Plan, as amended" are hereby deleted from the first sentence of Section 3(d) of the Employment Agreement.

                  (i) The following language is added to the end of Section 3(d)(i) of the Employment Agreement: "and except for the terms of Employer's Executive Deferred Compensation Plan and the terms of the Trust Agreement".

                  (j) The term "Employee" is hereby deleted from the second line of Section 3(d)(ii) of the Employment Agreement, and the term "Trustee" is substituted therefor.

         3. Miscellaneous.

                  (a) Effect of Amendment. Except as specifically provided herein, this Amendment does not in any way waive, amend, modify, affect or impair the terms and conditions of the Employment Agreement, and all terms and conditions of the Employment Agreement are to remain in full force and effect unless otherwise specifically amended, waived or changed pursuant hereto.

                  On and after the date of this Amendment, each reference in the Employment Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Employment Agreement shall mean and be a reference to the Employment Agreement as amended by this Amendment.

                  This Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein.

                  (b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                  (c) Governing Law. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Ohio, without regard to conflicts of laws principles.

         IN WITNESS WHEREOF, Employer and Employee have signed this Amendment so as to be effective as hereinabove provided.

                         CARDINAL REALTY SERVICES, INC.
Attest:

                                By: /s/ John B. Bartling, Jr.
-------------------------       --------------------------------
                                        John B. Bartling, Jr.
                                        President and Chief Executive Officer
-------------------------

-------------------------           /s/ Mark D. Thompson
                                ------------------------
                                        MARK D. THOMPSON
-------------------------


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